Exhibit 8.2
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
December 19, 2011
Apartment Investment and Management
Company
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
AIMCO Properties, L.P.
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Re: Certain United States Federal Income Tax Considerations
Ladies and Gentlemen:
     You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the filing by Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), and AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO OP”), of a registration statement on Form S-4 (together with the information statement/prospectus filed therewith, and as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of common units of AIMCO OP issuable by AIMCO OP upon consummation of the merger of AIMCO CPF XV Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIMCO OP (“AIMCO Subsidiary”), with and into Century Properties Fund XV, LP, a Delaware limited partnership (“New CPF XV”), as successor to Century Properties Fund XV, a California limited partnership (“CPF XV”), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger entered into by and among CPF XV, New CPF XV, AIMCO Subsidiary, and AIMCO OP as of December 19, 2011 (the “Merger Agreement”). All capitalized terms used herein, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.
     In connection with the filing of the Registration Statement, we have acted as counsel to AIMCO and AIMCO OP, and we have assisted in the preparation of the Registration Statement and certain other documents. In formulating our opinion, we have
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Apartment Investment and Management Company
December 19, 2011

examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by AIMCO and AIMCO OP as is relevant and necessary or as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     For purposes of our opinion, we have not assumed any responsibility for investigating or independently verifying the facts and representations set forth in such documents, the partnership agreements and organizational documents for each of the corporations, partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the “Subsidiaries”), the Registration Statement or any other document, and we have not undertaken any independent review of such information. AIMCO and AIMCO OP engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have consequently assumed and relied on AIMCO and AIMCO OP’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.
     In rendering our opinion, we have assumed that the transactions contemplated by the Registration Statement will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions.
     In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. The Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). Any change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, we are of the opinion that for U.S. federal income tax purposes:
1. A U.S. holder of CPF Units will not recognize gain or loss on the merger of CPF XV with and into New CPF XV (the “First Merger”). New CPF XV will be treated as a continuation of CPF XV, and the U.S. holders of New CPF XV Units will be treated as continuing to hold interests in the same partnership for U.S. federal income tax purposes.
2. A U.S. holder of New CPF XV Units that exchanges such units for cash in the merger of AIMCO Subsidiary with and into New CPF XV (the “Second Merger,” and, together with the First Merger, the “Mergers”) will recognize gain or loss on the exchange of such units equal to the difference between (i) such holder’s “amount

Apartment Investment and Management Company
December 19, 2011

realized” on the exchange and (ii) such holder’s adjusted tax basis in New CPF XV. The “amount realized” with respect to a New CPF XV Unit will be equal to the sum of the amount of cash such holder receives for its units plus the amount of liabilities of New CPF XV allocable to such holder as determined under section 752 of the Code.
3. A U.S. holder of New CPF XV Units that receives solely AIMCO OP Units in the Second Merger will not recognize gain or loss provided that: (i) immediately after the Second Merger, the amount of AIMCO OP liabilities allocable to the holder is greater than or equal to the amount of the New CPF XV liabilities allocable to such holder immediately before the Second Merger; and (ii) the holder does not exercise its redemption rights with respect to the AIMCO OP Units within the two year period beginning on the day after the Second Merger.
     The U.S. federal income tax consequences of the Mergers to a limited partner will depend upon that holder’s particular situation, and we express no opinion as to the tax consequences of the Mergers with respect to any particular holder.
     Other than as expressly stated above, we express no opinion on any issue relating to AIMCO or to any investment therein.
     This opinion has been prepared for your use in connection with the filing of the Registration Statement. We consent to AIMCO’s filing this opinion with the Commission as an exhibit to the Registration Statement and to the reference to Alston & Bird LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Alston & Bird LLP
ALSTON & BIRD LLP